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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 FORM 12b-25
                          NOTIFICATION OF LATE FILING

(Check One) / / Form 10-K   / / Form 20-F   / / Form 11- K   /X/ Form 10-Q
            / / Form N-SAR

For Period Ended: May 31, 1999

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

For the Transition Period Ended:
                                 -----------------------

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relate:

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PART I - REGISTRANT INFORMATION

Officeland Inc.
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Full Name of Registrant

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Former Name if Applicable

312 Dolomite Drive, Suite 212
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Address of Principal Executive Office (Street and Number)

Downsview, Ontario Canada M3J 2N2
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City, State and Zip Code

PART II - Rules   12b-25(b)   AND    (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

          (a) The reasons described in reasonable detail in Part II of this form could not be eliminated without unreasonable effort or expense;

          (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of
/X/ transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR or the transition report portion thereof, could not be filed within the prescribed time period.

Integration and conversion of newly acquired company's accounting systems has caused a delay in completing the consolidated financial statements for the second quarter ending May 31, 1999.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         CHRISTOPHER WALKER         (416)            736-4000
         ------------------         -----            --------
              (Name)              (Area Code)       (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). /X/ Yes / / No

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof? / / Yes /X/ No


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If so, attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                                 Officeland Inc
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 14, 1999

By:   /s/ CHRISTOPHER WALKER, CFO